Exhibit 99.1

[LOGO OF NEXELL]

Nexell Therapeutics Inc.
9 Parker
 Irvine, California
92618 1605
 t.949 470 9011
 f.949 586-2420
www.nexellinc.com

FOR IMMEDIATE RELEASE

Contact: Investor Relations
(949) 470-9011
Nexell Therapeutics Inc.

NEXELL THERAPEUTICS FILES CERTIFICATE OF DISSOLUTION

IRVINE, Calif.—December 18, 2002--Nexell Therapeutics Inc. (OTC Bulletin Board: NEXL.OB) announced today that it filed a Certificate of Dissolution with the Secretary of State of Delaware. Pursuant to the Company’s Plan of Complete Liquidation and Dissolution adopted by the Board of Directors on October 16, 2002 and authorized and approved on November 22, 2002 by written consent of an affiliate of Baxter Healthcare Corporation, which affiliate is the holder of a majority of the Company’s common stock, a cash distribution of $0.05 per share will be made on or about December 23, 2002, to common stockholders of record on December 18, 2002, other than the Baxter affiliate.

As the Company’s sole preferred stockholder the Baxter affiliate will receive substantially all of the remaining assets of the Company, other than a contingency reserve to satisfy current and anticipated liabilities, in partial satisfaction of its liquidation preference. Pursuant to the Plan of Complete Liquidation and Dissolution, the Company will establish a liquidating trust by year end to which will be contributed any assets not distributed to the stockholders.

At the close of business on December 18, 2002, the Company’s stock transfer books will be closed, certificates representing the Company’s common stock and preferred stock will not be assignable or transferable except by will, intestate succession or operation of law, and the common stock and preferred stock will be treated as no longer being outstanding.

This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from current expectations. Such risks and uncertainties include: the Company’s ability to execute the plan of complete liquidation and dissolution in accordance with the plan; the Company’s ability to resolve any claims against it and the amount of such claims; the Company’s ability to sell its assets, which may decline in value over time, to generate cash to satisfy its obligations, including the distribution to common stockholders as provided by the plan of complete liquidation and dissolution; the Company’s ability to retain the services of remaining employees or consultants to complete the wind-down; the Company’s obligation to incur the expenses of complying with public company reporting requirements; and any additional factors described from time to time in the Company’s filings with the SEC. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

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